ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                            ASTURIAS INDUSTRIES, INC.

     Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned corporation, Asturias Industries, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

Article I. Amendment
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The Articles of Incorporation of the Corporation are amended as follows:

Amendment Article I - Name

The name of the Corporation is amended to read as follows:

                  Fishtheworld.com, Inc.


Amendment Article V - Corporate Capitalization

The corporate capitalization of the Corporation is amended to read as follows:

         The maximum number of shares of stock that this corporation is authorized to have outstanding at any time one time is 100,000,000 shares of common stock at $.001 par value and 10,000,000 shares of preferred stock at $.001 par value.

Article II.  Date Amendment Adopted
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The amendment set forth in these Articles of Amendment was adopted on May 7, 2002.


Article III.  Shareholder Approval of Amendment
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The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and no shareholder approval was required.

The undersigned executed this document on the date shown below.

By: /s/ Peter Goldstein
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Name: Peter Goldstein
Title: President/Director
Date: May 7, 2002
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